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                                                                    EXHIBIT 99


FOR IMMEDIATE RELEASE

For additional information contact:

     Jim Underwood (205) 326-5184

                 or

     Nancy Kaylor  (813) 538-1114



                          Fortune Bancorp to merge

                     into AmSouth Bank of Florida today


     CLEARWATER, FLORIDA, JUNE 23, 1994 --- Fortune Bank will merge into AmSouth Bank of Florida at the close of business today. At that time hundreds of Fortune and AmSouth employees will begin the process of converting Fortune's offices in eight counties into full-service AmSouth offices.

     Former Fortune offices will open as AmSouth banks on Friday, however the conversion process will continue over the weekend. By Monday morning, the conversion of Fortune customer accounts into corresponding AmSouth accounts will be completed, and AmSouth's extensive product portfolio will be available at former Fortune offices.

     "We are delighted to welcome our Fortune Bank customers, employees and shareholders into the AmSouth family," E. W. Stephenson, Jr., chairman and chief executive officer of AmSouth Bank of Florida, said.

     Roy J. McCraw, Jr., president of Fortune Bank, will serve as AmSouth's senior executive for the West Coast area after the merger.

     "We have worked to make the transition to AmSouth services as smooth as possible for our customers, and now look forward to providing them with more services and greater convenience than ever before," McCraw said.

     Fortune Bank has 46 offices. Due to the proximity of some of these offices with existing AmSouth offices, 18 Fortune or AmSouth offices will be consolidated July 21. After these consolidations, customers will be able to access their accounts at 69 AmSouth branch locations in the west coast area. Statewide, customers will be able to bank at over 130 branch locations and will have access to over 270 AmSouth ATMs in four southern states.

     After the merger of Fortune Bank, which has assets of $2.7 billion, AmSouth Bancorporation's assets will total approximately $17 billion, and AmSouth Bank of Florida's assets will be approximately $6.5 billion.


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     In addition to AmSouth Bank of Florida, other AmSouth Bancorporation affiliates include Birmingham-based AmSouth Bank N.A. with 148 offices, AmSouth Bank of Tennessee with 21 offices, and AmSouth Bank of Georgia with six offices.

     Bank-related affiliates include AmSouth Mortgage Company, Inc., with offices in nine southeastern states, AmSouth Investment Services, Inc., and AmSouth Leasing Corporation.




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